Exhibit 4.6
POLYMEDIX, INC.
AMENDMENT NO. 1 TO
REGISTRATION RIGHTS SUBSTITUTION AGREEMENT
     THIS WAIVER AND AMENDMENT NO. 1 (the “Amendment”) TO REGISTRATION RIGHTS SUBSTITUTION AGREEMENT (the “Agreement”) is made this       day of                      2007 by and among PolyMedix, Inc., a Delaware corporation (the “Company”), and the undersigned Holders of at least a majority in interest of the outstanding Registrable Securities (the “Majority Holders”).
BACKGROUND
     The Company and the Holders have entered into the Agreement whereby the Company agreed, among other things, to file a resale registration statement (the “Registration Statement”) covering certain securities held by the Holders; and
     Pursuant to Section 2.5 of the Agreement, the Company and the Majority Holders have entered into this Amendment to amend and waive certain provisions of the Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the respective covenants and undertakings of the parties set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:
SECTION 1
REGISTRATION RIGHTS
     1.1 Certain Definitions. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Agreement.
     1.2 Registration. The first sentence of Section 1.3 of the Agreement is hereby amended and restated by the following: “The Company shall file the Registration Statement covering the Registrable Securities on or before the date that is the earlier of (i) thirty (30) days following the closing of an equity financing of the Company or (ii) October 15, 2007.
     1.3 Information by Holder. Section 1.6 of the Agreement is hereby amended by inserting the following after the end of the last sentence: “Notwithstanding the foregoing, if a Holder does not return completed responses to the Company’s request for information pursuant to this Section 1.6 within seven (7) business days prior to the initial filing of the Registration Statement pursuant to Section 1.3 hereof, the Company will be under no obligation to include such Holder’s Registrable Securities in the Registration Statement.
     1.4 Waiver.

          (a) The Holders hereby waive any claims they may have as a result of the fact that the Company did not previously file the Registration Statement by September 1, 2007.
          (b) The Holders hereby waive the Company’s obligations under the Agreement to include in the Registration Statement any Registrable Securities other than the Common Stock issued or issuable upon exercise of the Placement Agent Warrants issued to Fordham in connection with the offer and sale of the Series 1 Stock.
SECTION 2
MISCELLANEOUS
     2.1 Governing Law. This Amendment shall be governed in all respects by the laws of the State of Delaware without regard to the conflicts of laws principles of any jurisdiction. No suit, action or proceeding with respect to this Amendment may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of Delaware, and the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. Each of the parties hereto hereby irrevocably waives any right which it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority and agreed not to claim or plead the same.
     2.2 Entire Agreement. This Amendment and the Agreement embodies the entire agreement and understanding between the parties hereto and the other Holders and supersedes and replaces in their entirety all prior agreements and understandings relating to the subject matter hereof. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto, the other Holders, and their heirs, executors, legal representatives, successors and permitted transferees, except as may be expressly provided otherwise herein. Nothing in this Amendment, express or implied, is intended to confer upon any party, other than the parties hereto and their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Amendment, except as expressly provided herein.
     2.3 Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience of reference only and are not to be considered in construing this Amendment or the Agreement.
     2.4 Full Force and Effect. Except as otherwise set forth in this Amendment, the provisions of the Agreement shall continue in full force and effect.
     2.5 Counterparts; Execution by Facsimile. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile signature(s) which shall be binding on the party delivering same, to be followed by delivery of originally executed signature pages.

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     IN WITNESS WHEREOF, the Company and the Majority Holders have executed this Amendment No. 1 to Registration Rights Substitution Agreement as of the date first set forth above.

POLYMEDIX, INC.

By:

Name:
Title:

MAJORITY HOLDERS

By:

Name:
Title:
Amount of Registrable Securities: